                                                                   EXHIBIT 10.38


                                                                  EXECUTION COPY

                                SUPPORT AGREEMENT

     THIS SUPPORT AGREEMENT (this "AGREEMENT"), dated as of March 27, 2000, is made by NORTHERN STATES POWER COMPANY, a Minnesota corporation ("PARENT"), in favor of Citicorp USA, Inc., as agent for the lenders party to the Credit Agreement referred to below (the "AGENT").

     WHEREAS, Parent is the owner of 100% of the outstanding common stock of NRG Energy, Inc., a Delaware corporation (the "Subsidiary");

     WHEREAS, Subsidiary intends from time to time to make borrowings from the lenders party to the $300,000,000 Credit Agreement, dated as of the date hereof (such agreement as it may be amended and in effect from time to time, the "CREDIT AGREEMENT"), among Subsidiary, the lenders party thereto and Citicorp USA, Inc., as Administrative Agent (such lenders and the Administrative Agent being hereinafter collectively referred to as the "LENDERS"), and to issue debt securities to the Lenders pursuant to the Credit Agreement (such borrowings and debt securities, including without limitation all interest, fees, expenses and other amounts payable in accordance with the documentation relating to such borrowings and debt securities being hereinafter collectively referred to as the "DEBT");

     WHEREAS, Parent desires to take certain actions to enhance and maintain the financial condition of Subsidiary as hereinafter set forth in order to enable Subsidiary and its subsidiaries to incur indebtedness on more advantageous and reasonable terms; and

     WHEREAS, the Lenders will rely upon this Agreement in making loans or extending credit to Subsidiary under the Credit Agreement;

     NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in order to induce the Lenders to enter into, and extend credit to Subsidiary under, the Credit Agreement:

     SECTION 1. STOCK OWNERSHIP. During the term of this Agreement, Parent will own all of the voting common stock now or hereafter issued and outstanding of Subsidiary and all other subsidiaries of Parent.

     SECTION 2. SUFFICIENT FUNDS. Parent intends to manage the affairs of Subsidiary consistent with Subsidiary's having sufficient funds to make payments in respect of the Debt in accordance with the terms of the Credit Agreement. Parent hereby agrees that, if and to the extent that it provides funds to Subsidiary in furtherance of its intention described above, Parent will provide those funds to Subsidiary in the form of equity and not in the form of debt.

     SECTION 3. WAIVERS. Parent hereby waives any failure or delay on the part of any Lender in asserting or enforcing any of its rights or in making any claims or demands hereunder and agrees that Subsidiary need not assert or enforce any such rights or make any such claims or demands hereunder. Subsidiary or any Lender may at any time, without Parent's consent, without notice to Parent and without affecting or impairing any Lender's rights or Parent's obligations hereunder, do any of the following with respect to the Debt: (a) make changes modifications, amendments or alterations, by operation of law or otherwise, including, without limitation, any increase in the principal amount of such Debt or the rate of interest payable thereon or any changes in the method of calculating the rate of interest payable thereon, (b) grant renewals and extensions and extensions of time, for payment or otherwise, (c) accept new or additional documents, instruments or agreements relating to or in substitution of said Debt, or (d) otherwise handle the enforcement of their respective rights and remedies in accordance with their business judgment.

     SECTION 4. AMENDMENT. This Agreement may be amended or terminated at any time by written amendment or agreement signed by Parent and the Agent.

     SECTION 5. RIGHTS OF LENDERS. Sections 1, 2 and 3 of this Agreement inure to the benefit of the Lenders. In the event that Parent fails to comply with any of its obligations hereunder, any Lender may enforce its rights under Sections 1, 2 and 3 hereof directly against Parent.

     SECTION 6 NOTICES. Any notice, instruction, request, consent, demand or other communication required or contemplated by this Agreement shall be in writing, shall be given or made by United States first class mail, facsimile transmission or hand delivery, addressed as follows:

          If to Parent:       Northern States Power Company
                              414 Nicolett Mall
                              5th Floor
                              Minneapolis, Minnesota 55401
                              Attention: Treasurer
                              Facsimile: (612) 330-6926
                              Telephone: (612) 330-7769

          If to the Agent:    Citicorp USA, Inc.
                              399 Park Avenue, 4th Floor Zone 20
                              New York, New York 10043
                              Attention: J. Nicholas McKee
                              Facsimile: 212-793-6130
                              Telephone: 212-559-1503

     SECTION 7. SUCCESSORS. This Agreement shall be binding upon Parent and its successors and assigns and is also intended for the benefit of Lenders, and, each Lender shall be entitled to the full benefits of this Agreement and to enforce the covenants and agreements contained herein as set forth in Section 5. This Agreement is not intended for the benefit of any person other than Lenders and shall not confer or be deemed to confer upon any such person any benefits, rights or remedies hereunder.

     SECTION 8. GOVERNING LAW. This Agreement shall be governed by the laws of the State of New York.

     SECTION 9. COUNTERPARTS. This Agreement may be executed by the parties in one or more separate counterparts, each of when executed shall be deemed an original and all of which, when taken together, shall constitute one and the same agreement.

     IN WITNESS WHEREOF, Parent has caused this Agreement to be executed by its officer thereunto duly authorized, as of the date first above written.

                                    NORTHERN STATES POWER
                                    COMPANY

                                     By Paul Pender
                                        ----------------------------
                                     Name:  Paul Pender
                                     Title: Vice President-Finance &
                                                 Treasurer

Accepted and agreed to as of the date
first above written:

CITICORP USA, INC., as Agent

By
  ----------------------------
Name:
Title

     IN WITNESS WHEREOF, Parent has caused this Agreement to be executed by its officer thereunto duly authorized, as of the date first above written.

                                     NORTHERN STATES POWER
                                     COMPANY

                                     By
                                       ---------------------------
                                       Name:
                                       Title:

Accepted and agreed to as of the date
first above written:

CITICO USA, INC., as Agent

By SANDIP SEN
   ---------------------------
   Name:  SANDIP SEN
   Title: Managing Director

                      REFUSE DERIVED FUEL SUPPLY AGREEMENT
                                     BETWEEN
                          NORTHERN STATES POWER COMPANY
                                       AND
                           NRG RESOURCE RECOVERY, INC.

This Agreement shall, upon execution, govern the operational and financial relationship between Northern States Power Company (hereinafter referred to as "NSP") and NRG Resource Recovery, Inc. (hereinafter referred to as "NRG-RR"),

Whereas, NSP requires fuel for steam electric power plants operated at Mankato, Minnesota and Red Wing, Minnesota known as the Wilmarth and Red Wing Steam Plants, respectively (hereinafter referred to as the "Steam Plants"); and

Whereas, the Steam Plants consume volumes of refuse derived fuel (hereinafter referred to as "RDF") as fuel for the generation of electrical energy in the Steam Plants; and

Whereas, NRG-RR manages and operates Resource Recovery Facilities at Newport, Minnesota and Elk River, Minnesota (hereinafter referred to as "Facilities") for NSP; and

Whereas, the parties desire to increase landfill abatement through increased production and combustion of RDF in a manner that is conomic, to NSP's ratepayers.

Whereas, the Facilities produce RDF and deliver it to the Steam Plants;

Now, therefore NRG-RR and NSP mutually agree as follows:

1.0       TERM

          1.1 This Agreement shall be in effect from January 1, 1992 through December 31, 2001. The term of this Agreement shall thereafter automatically renew and continue in full force and effect for successive periods of five full years each unless either party terminates this Agreement by delivering to the other party not less than six months prior to the end of any five year term, written notice of termination.

          1.2 In the event the waste processing Service Agreement among NSP and Ramsey and Washington Counties dated November 6, 1986, and any subsequent amendments is terminated, NRG-RR shall immediately notify NSP in writing and this Agreement shall become null and void.

2.0  SOURCE OF RDF
     The primary sources of RDF to be transferred under this Agreement are the Facilities. The Facilities process municipal solid waste under contract with various counties in the Twin Cities Metropolitan Area.

3.0. QUANTITY OF RDF
     3.1 NRG-RR agrees to process and deliver to the Steam Plants, and NSP agrees to accept and to pay for quantities of RDF within the following limits:


                                     TABLE I
                              RDF DELIVERY SCHEDULE

                 MINIMUM                                 EXPECTED
                 ANNUAL TONNAGE                          WEEKLY TONNAGE
                 --------------                          --------------
                 340,000                                 6900 (+-) 500




3.2 NRG-RR shall annually provide NSP with a written forecast of monthly deliveries from the Facilities to NSP. This forecast shall be provided to the NSP Fuel Resources Department and to the Steam Plants for inclusion in the annual NSP Production Budget but in no event will the schedule be delivered later than July 31 for deliveries to be made during the following year. (The forecast of deliveries for calendar year 1992 is included in Appendix A). The forecast shall reflect expected monthly waste deliveries and processing at the Facilities as well as expected outages scheduled at the steam Plants and the Facilities.

3.3 It is the expectation of the parties to increase RDF production and burning to 350,000 tons by 1993, 360,000 tons by 1994, and 370,000 tons by 1995.

3.4 In the event that NSP can consume quantities of fuel at the Steam Plants in excess of the Minimum Annual Tonnage of RDF identified in paragraph 3.1 in this Agreement, NSP shall notify NRG-RR that it is soliciting bids to supply such additional quantities. If NSP has identified other sources of fuel acceptable to support the Steam Plants' operations, NSP shall allow NRG-RR to offer additional quantities of RDF to satisfy the additional fuel consumption. NRG-RR must provide such offer no later than five (5) working days after NSP has notified NRG-RR of such opportunity to offer additional quantities of RDF.

          In the event that NRG-RR offers terms for the supply of additional RDF that NSP determines to meet or are better than offers from sources, then NSP and NRG-RR will execute an agreement to provide additional RDF that is acceptable to both parties.

4.0    QUALITY OF RDF
       4 1.


                                     TABLE 2
                              RDF QUALITY CRITERIA
                              (PROXIMATE ANALYSIS)

                               EXPECTED
                               AVERAGE          MAXIMUM          MINIMUM
                               -------          -------          -------
       BTU/lb                  5,000-5,500       N/A             5,000
       Ferrous Metals            ---             1.00%             ---
       Glass                     ---             3.50%             ---
       Moisture                  ---            40.00%             ---
       Non-Ferrous Metal         ---              .75%             ---
       Rigid Particle Size       ---            12"x12"            ---
       Ash (dry)                 ---            15%                ---



            95% of all RDF delivered to the Steam Plants shall be less than 6 inches in any dimension. The Facilities shall attempt to the best of their abilities to avoid delivery of material that includes excessively long and fibrous material such as cords, hosiery, belting, rope, etc. In the event that such long fibrous material may be delivered, the Steam Plants shall accept and process such materials if NSP determines that it is feasible to do so. If NSP determines that it is not feasible to process such materials, NSP shall reject and return the materials pursuant to paragraph 4.3 below. In the event that such material causes a Steam Plant to curtail operations to clean and/or repair equipment such an event will at the discretion of the Steam Plant be considered to be an unexpected interruption.

       4.2 It is anticipated that RDF shall have the maximum and minimum characteristics shown above. In the event any one of the maximums or minimums listed above is exceeded for a period of one week, NRG-RR and NSP shall use reasonable efforts to resolve the problems causing the RDF material to exceed the limitations stated above. If such problems are not resolved within 30 days after the one week period, NSP shall, in its sole discretion, have the option to suspend performance under this Agreement. If NRG-RR cannot resolve the problems or provide a substitute supply of RDF and give reasonable assurance of performance within 30 days from the date of suspension, NSP shall have the option to terminate this Agreement effective immediately by giving written notice thereof to NRG-RR.

4.3. The Steam Plants shall have up to twelve (12) hours after arrival of a truckload of RDF at the Steam Plants to reject the truckload based on RDF quality criteria described in paragraph 4.1. Return of any rejected truckloads shall be at NRG-RR's expense. NSP shall not have any responsibility for its disposition or the cost of such disposition. The Steam Plant shall not landfill RDF.

4.4. The Newport Facility will provide the Red Wing plant with two open top trailers for collecting and hauling ferrous removed from RDF shipped to the plant. The Newport Facility will be responsible for maintenance of the ferrous trailers, transportation and disposal costs of the ferrous providing that the trailers are used to dispose of ferrous only. Recovered ferrous tons thus transported and disposed of will be subtracted from the burn incentive tons delivered each month.

5.0. DELIVERY OF RDF

5.1. RDF is expected to be shipped to the Steam Plants by means of transfer trailers. NRG-RR will pay for equipment and charges associated with delivering RDF to the Steam Plants with the exceptions listed in (8.0.).

5.2. NRG-RR will also be responsible for the following fuel handling activities at the Steam Plants:
     a. Contact control room to enter gate and determine where to stage trailer.
     b. Stage trailers inside receiving building.
     c. Crank down landing gear.
     d. Hook-up hydraulic hoses.
     e. Open trailer door.
     f. Unhook tractor from full trailer.
     g. Hook-up to empty trailer.
     h. Clean off rear of trailers, doors, bumpers.
     i. Close door and secure.
     j. Crank up landing gear.
     k. Disconnect hydraulic hoses and store properly.
     1. Return tractor to Facility.
     m. Notify control room of any problems which might occur.

5.3. Deliveries are expected to occur seven (7) days per week. NRG-RR shall use all reasonable efforts to produce and deliver RDF consistent with the Steam Plant burn requirements. The Steam Plants will use all reasonable efforts to receive and burn RDF consistent with NRG-RR's production requirements. In order to facilitate the coordination of daily deliveries, each Steam Plant will, by 1300 hours each day, notify each Facility as to the operating status and the estimated RDF deliveries needed for the next day and immediately notify the Facilities of any unscheduled outages.

5.4. The Steam Plants shall each use all reasonable efforts to receive and burn 700 tons of RDF per day at each Steam Plant.

5.5. It is anticipated that deliveries shall be curtailed during scheduled maintenance outages at the Steam Plants. It is expected that scheduled outages will occur in November, December, January, and February, and should be coordinated with NRG-RR so that outages at UPA's Elk River Station and Hennepin County's HERC Facility can also be accommodated. Such scheduled maintenance outages last approximately three weeks per plant and occur once per year. NSP, and NRG-RR, will exchange projected annual maintenance outage schedules no later than August 31 of the year preceding the scheduled maintenance outages. In order to confirm the actual outage dates, NSP shall notify NRG-RR at least two (2) weeks before the beginning of such scheduled outages. Unexpected interruptions in the operation of the Steam Plants may also occur that could require the curtailment of deliveries of RDF. Unexpected interruptions shall include but not be limited to events described in paragraph 4.1 above. In such an event, the Steam Plants shall notify the Facilities within one (1) hour after the beginning of such an interruption so that deliveries can be reduced or curtailed. The Steam Plants shall notify the Facilities as soon as possible that plant operations have resumed so that RDF deliveries can resume.

     It is also anticipated that operations at the Facilities will be interrupted from time to time for scheduled maintenance and repairs. NRG-RR shall notify the Steam Plants at least two (2) weeks prior to the beginning of such interruptions. Unexpected interruptions in the operation of the Facilities may also occur. In such an event, the Facilities will notify the Steam Plants within one (1) hour after the beginning of such an interruption if the interruption is expected to affect scheduled RDF deliveries. The Facilities shall attempt, to the best of their abilities to continue deliveries of RDF which meet the specifications set forth in this Agreement during such interruptions.

6.0. WEIGHING AND ANALYSIS

     6.1. The driver of each vehicle transporting RDF to the Steam Plants shall deliver a weight ticket to the Steam Plant for each load delivered. Each weight ticket shall include, as a minimum, the following information for each delivery:
     a. Ticket number
     b. Location of originating RDF Facility
     c. Loading date and time
     d. Vehicle identification number
     e. Gross and tare weight of vehicle and net tons of RDF

     6.2. All loads will be weighed on the Facilities' scales and recorded by Facilities' personnel on weight tickets. Facilities' plant scales shall be certified semi-annually at Facility's expense. NSP Fuel Resource personnel will be notified in advance and shall have the right to observe any such certifications. Copies of all scale certifications will be forwarded to the Fuel Resources Department. The net weights from the Facilities' weight tickets will be used to determine amounts due under this Agreement.

     6.3. Sampling of RDF deliveries shall be conducted by the Facilities in accordance with Appendix B. Costs associated with testing of samples shall be the responsibility of NSP.

7.0. PRICE

     7.1. Fuel Price Up To 196,560 Tons Per Year
          The Fuel Price for the first 196,560 tons of RDF delivered per year shall be $8.025 per ton which shall be effective January 1, 1991. The as received heating value shall be guaranteed to be 5,500 BTU per pound. In the event that the actual as received heating value is greater than 5,600 BTU per pound or less than 5,400 BTU per pound, a Fuel Price adjustment will be calculated by NSP as shown in the following example:

          If the actual as received heating value (AHV) is less than 5,400 BTU per pound, the Fuel Price adjustment (FPAH) will be:

          FPAL = (5,500 - AHV) * (Fuel Price)* 196,560
                 -------------------------------------
                                   5,500

          The Fuel Price Adjustment (FPAL) will be paid to NSP.

          If the actual as received heating value (AHV) is greater than 5,600 BTU per pound, the Fuel Price Adjustment (FPAH) will be:

          FPAH = (AHV - 5,500) * (Fuel Price)* 196,560
                 -------------------------------------
                                   5,500

          The Fuel Price Adjustment (FPAH) will be paid to NRG-RR.

          The Fuel Price adjustment will be calculated by NSP and verified by NRG-RR no later than 30 days after delivery of the first 196,560 tons per year and payment will be due no later than 15 days after calculation of the Fuel Price Adjustment.

     7.2. Fuel Price above 196,560 Tons Per Year
          The Fuel Price for tons of RDF burned above 196,560 tons per calendar year shall be $0.00 FOB destination.

     7.3. Fuel Price Escalation
          An adjusted Fuel Price to be paid for the first 196,560 tons to be delivered during the calendar year shall be calculated in February of each year. The Fuel Price shall be adjusted annually at the same rate of change as the Unweighted Arithmetic Average of the annual "as delivered" fuel costs ($/Million BTU basis) at NSP's portion of Sherburne County, A S King and Riverside generating facilities. The annual "as delivered" fuel costs at the three generating facilities shall be calculated based on the monthly reports submitted to the Federal Energy Regulatory Commission on Form 423. These monthly reports will be weight averaged to determine the annual "as delivered" fuel cost for each generating facility. See Appendix C for example calculation.

     7 4. RDF Burn Incentive
          As an incentive to the Steam Plants to maximize RDF consumption, NRG-RR will pay NSP a Burn Incentive Rate for each ton of RDF burned at the Steam Plants when the total RDF consumed at the Steam Plants exceeds 168,480 tons. The Burn Incentive Rate shall be $14.35 per ton of RDF burned above 168,480 tons per calendar year, as of January 1, 1992. The incentive payments will be paid to NSP on a monthly basis for burning amounts above 168,480/12 = 14,040 tons with monthly true-ups for months where less tons are burned.

     7.5  RDF Burn Incentive Escalation
          An Adjusted Burn Incentive per ton shall be calculated in January of each year by NRG Resource Recovery. The Burn Incentive Rate shall be adjusted annually at the same rate of change to the CPI(U), as published in the Bureau of Labor Statistics CPI detailed Report. An Adjusted Burn Incentive Rate (ABI) shall be calculated in January of each year based upon the most recent CPI(U) in effect at that time, the CPI(U) inaffect as of January 1, 1992 which shall be 137.9 and $14.35 per ton base Burn Incentive Rate. The calculation shall be as follows: ABI = (CPI(U)/137.9) ($14-35/ton).

     7.6  Minimum Delivery Guarantee
          NRG-RR guarantees to deliver a minimum of 340,000 tons of RDF to the Steam Plants each calendar year. If NRG-RR delivers less than 340,000 tons per year, and the failure to deliver said tons is due to either the low supply of MSW or the inability of NRG-RR to process and transport the guaranteed tonnage, then NRG-RR shall pay the RDF Burn Incentive to the Steam Plants as though 340,000 tons were delivered.

     7.7  Minimum Burn Guarantee
          NSP guarantees to burn a minimum of 340,000 tons of RDF produced by NRG-RR per year. If NSP is unable to burn 340,000 tons due to lack of Steam Plant availability, then NSP will pay to NRG-RR an amount equal to 340,000 tons minus total tons burned times the then current RDF Burn Incentive Rate or Adjusted Burn Incentive Rate per ton.

8.0  PRICE ADJUSTMENT
     The following circumstances may result in additional charges and such charges shall be the responsibility of the appropriate Steam Plant.

     8.1 When a plant requests RDF to be delivered and the trailers have been dispatched from the Facility but the plant is unable to accept the RDF for reasons other than those listed in Section 4.3 requiring the RDF to be transferred to another plant or returned to the Facility.

     8.2 When a plant, during the handling or unloading of a trailer, damages the trailer during some action that is not the direct responsibility of the Facility or the hauler.

     8.3 When a plant, during operations or the cessation of any operation, causes a tractor to be held either at the Steam Plant or the Facility or there is a delay in the return of the tractor to the Facility that results in additional waiting time charges as defined in NRG-RR's agreement with its contract haulers.

     8.4 When a plant causes a tractor to return to the Facility without a trailer and there is an additional trip charge to retrieve the trailer from the plant and return it to the Facility.

     8.5 In the event that the Steam Plants consume less than 196,560 tons during any calendar year due to NSP's inability to perform, NRG-RR and NSP shall share equally in all additional costs and penalties associated with transportation and landfilling RDF assessed against and actually incurred by NRG-RR as described in the terms of the Service Agreement between NRG-RR and Ramsey and Washington Counties in effect on the date of the execution of this Agreement.
          RDF landfilled under conditions of "Uncontrollable Circumstances" as defined in the Service Agreement between NRG-RR and Ramsey and Washington Counties in effect on the date of the execution of this Agreement and referenced in Section 11.0 of this Agreement, shall be excluded from any cost sharing referenced in this paragraph 8.5.

     8.6 In the event that NRG-RR or its contractors damage Steam Plant equipment or facilities, NRG-RR or its contractors shall be liable for required repairs.

9.0. BILLING AND PAYMENT
     9.1 By the fourth working day of each month, the Fuel Resources Department shall provide to NSP's Financial Accounting Department, documentation of tons of RDF and corresponding Million BTU's (MBTU's) consumed at each Steam Plant and the total dollars to be paid to NRG-RR. An informational copy of this documentation shall be sent to each Facility as well as to the NRG-RR Accountant.

     9.2. By the fifth working day each month, each Facility shall provide to the NRG Accountant documentation of tons of RDF delivered to the Steam Plants from each Facility, tons of ferrous landfilled from the Red Wing Plant and RDF Burn Incentive Tons to be paid to the Steam Plants. An informational copy of this documentation shall be sent to each Steam Plant, as well as to the Fuel Resources Department.

     9.3. Payment for items listed above will take place by the 20th of the month through the NSP-NRG-RR "Intercompany Bill" transaction.

10.0.AUDIT OF SELLERS BOOKS AND RECORDS
     NRG-RR agrees that NSP, at any time during normal business hours, shall have access to and the right to examine and audit any documents or records necessary to verify the tonnage amounts pertinent to the transactions outlined in this Agreement. NSP shall conduct no less than one audit per calendar year to verify quantities of RDF actually produced at the Facilities and delivered to the Steam Plants during the then current year and for the entire preceding year. All expenses incurred by the examining party shall remain a cost of such party.

11.0.UNCONTROLLABLE CIRCUMSTANCES
     NRG-RR and NSP recognize that NSP's agreements with the Counties provide that the Facilities non-performance or delayed performance may at the discretion of the Counties be excused in the event of "Uncontrollable Circumstances" as defined in these agreements. NRG-RR and NSP agree that any occurrence giving rise to a claim of uncontrollable circumstances shall be immediately communicated to all representatives of the Operating Committee. The Operating Committee shall decide whether to claim the excuse and any other action to be taken.

12.0.OPERATING COMMITTEE
     12.l Any controversies or claims arising out of or relating to any terms of this Agreement or the inability of either NSP or NRG-RR to perform shall be resolved by an Operating Committee consisting of three NRG-RR representatives,three NSP

          NSP representatives, and a seventh member mutually agreed to by both parties. The seventh member may change from time to time at the request of either party. The Operating Committee shall resolve all claims within thirty (30) days.

     12.2.The Operating Committee will conduct at least once a year a formal review of the overall operations of the production and use of RDF during the year. This formal review meeting should be conducted during the fourth calendar quarter and should include a review of at least the following items:

          * Actual Facilities performance including production rates, production yield, RDF quality, etc.

          * Actual Steam Plant performance including fuel handling activities, plant heat rates, residuals disposal, etc.

          *    Scheduled and unscheduled outage events.

          *    Review existing and potential RDF production capacities.

          *    Review existing and potential RDF utilization capacities.

          *    Facility and Steam Plant Availabilities.

13.0.NOTIFICATIONS
     Any notice, demand, or other communication required or permitted to be served or given in writing by one party upon or to the other party hereto, shall be deemed to have been duly given or served if mailed to the respective parties hereto at the address stated, or elsewhere, as each may direct by prior written notice:

               Northern States Power Company
               414 Nicollet Mall - RN09
               Minneapolis, Minnesota 55401
               Attn: Manager, Fuel Resources

               Ramsey/Washington Resource Recovery Facility
               2901 Maxwell Avenue
               Newport, Minnesota 55055
               Attn: Plant Superintendent

               Elk River Resource Recovery Facility
               10700 - 165th Ave. N. W.
               Elk River, Minnesota 55303
               Attn: Plant Superintendent

               NRG Resource Recovery, Inc.
               1221 Nicollet Mall
               Minneapolis, Minnesota 55401
               Attn: Vice President Operations

14.0. ASSIGNMENT
      Neither party shall assign or transfer any interest in this Agreement without the prior written consent of the other party. Such consent shall not be unreasonably withheld.

15.0. GOVERNING LAW
      This Agreement shall be interpreted and construed according to the laws of the State of Minnesota.

16.0. REGULATORY REVIEW
      16.1 NSP and NRG-RR agree that regulatory approval by the Minnesota Public Utilities Commission (MPUC) of the transactions covered by this Agreement or any amendment to this Agreement shall be a condition precedent to the effectiveness of this Agreement. Such approval shall be by written order. In accordance with the regulatory authority of the MPUC under the Minnesota Public Utilities Act, including, but not limited to, Minnesota Statues Sections 216B.09, 216B.23 and 216B.48 such written order must authorize recovery from ratepayers of the Minnesota jurisdiction portion of the amounts paid to NRG-RR by NSP under the terms of this Agreement or any amendment to this Agreement.

     16.2 NSP shall promptly file with the MPUC an application under 216B.48 for any authority necessary to consummate this Agreement. NSP and NRG-RR shall cooperate and use their best efforts to secure approval from the MPUC. If the MPUC shall not approve the foregoing application in total and without modification or condition, NSP and NRG-RR may then mutually agree to amend this Agreement, or if mutual agreement is not reached, this Agreement shall become null and void 90 days after receipt of the final order.

17.0. TERMINATION OF PRIOR AGREEMENTS
      This Agreement when duly executed by both parties supersedes and replaces in its entirety all previous agreements both formal and informal whether written or oral between the two parties.

In Witness Whereof, the parties have caused this Agreement to be executed by their duly Authorized representatives as of the day and year written above.

NRG RESOURCE RECOVERY, INC.                                      NORTHERN STATES POWER COMPANY





By:                                                               By:
   ----------------------------------                              ---------------------------------
    K. E. Gelle                                                    C. J. Blair
    President                                                      Executive Vice President
    NRG Resource Recovery, Inc.                                    Power Supply

And:
    ---------------------------------
    P. D. Jones
    Vice President Operations
    NRG Resource Recovery, Inc.






Approved as to Form:                                               Approved as to Form:




-------------------------------------                              -----------------------------------
Vice President & General Counsel                                      Attorney
